Exhibit 99.1

For Immediate Release

Behringer Harvard Acquires Alabama Asset

DALLAS, November 7, 2006 — Behringer Harvard announced today the acquisition of Grandview II, a six-story Class A office building located at 3595 Grandview Parkway in Birmingham, Alabama.

“This is a well-leased, high-quality asset,” said Robert M. Behringer, chairman and CEO of Behringer Harvard.  “This acquisition furthers our national portfolio diversification strategy and should provide solid cash flow.”

Built in 1998, Grandview II offers 149,463 square feet of rentable space on approximately 8.44 acres of land. The surrounding area is well-known for its lush environmental amenities that include a pond and waterfall.

The building is 92.5 percent leased, with three tenants occupying 56 percent of the building. Anchor tenants include Assurant, a provider of specialized insurance products and related services; Solutions Plus, Inc., a software developer; and Daniel Realty Services. Daniel Realty Services was the property’s original developer and will continue to handle its management and leasing.

Grandview II is located in a top Birmingham submarket, less than a mile from the intersection of Highway 280 and Interstate 459. The property is situated in a larger planned development called Grandview Corporate Park, which also includes two additional office buildings, two hotels, an apartment complex, a medical office building and two restaurants. The surrounding area is also home to the Summit Shopping Center, one of Birmingham’s most exclusive shopping destinations.

Grandview II was acquired by Behringer Harvard REIT I, Inc., which also holds assets in Chicago, Atlanta, Houston, Denver, Philadelphia, Washington, D.C., Baltimore and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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